EXHIBIT 99.1

Endo Completes Divestiture of Grupo Farmacéutico SOMAR

DUBLIN, October 25, 2017 -- Endo International plc (NASDAQ: ENDP) today announced the completion of the previously announced sale of Grupo Farmacéutico SOMAR to Advent International for a purchase price of approximately $124 million, after giving effect to estimated cash, debt and net working capital purchase price adjustments.

“I would like to thank our SOMAR colleagues for all of their contributions to our Company and wish them continued success with Advent International,” said Paul Campanelli, President and CEO. “With the divestiture of SOMAR complete, we look forward to a continued focus on our core strengths as well as execution against our strategic priorities as a highly focused generics and specialty branded pharmaceutical company.”

About Endo International plc
Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain “forward-looking statements,” including the statements by Mr. Campanelli, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in Endo's Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could individually or in the aggregate affect Endo's future financial results and could cause Endo's actual results to differ materially from those expressed in the forward-looking statements or from historical results. The forward-looking statements in this press release are qualified by these risk factors. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Endo International plc:

Investors/Media:	Media:	Investors:
Stephen Mock	Heather Zoumas-Lubeski	Nina Goworek
(845) 364-4833	(484) 216-6829	(484) 216-6657

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